Exhibit 99.2

Southern Union Company

Acquisition of:
Sid Richardson Energy Services Co.

December 2005

The enclosed materials are provided for information purposes only and are not intended to be proxy solicitation materials.

Safe Harbor

This presentation and other Company reports and statements issued or made from time to time contain certain “forward-looking statements” concerning projected financial performance, expected plans or future operations. Southern Union Company cautions that actual results and developments may differ materially from such projections or expectations.
Investors should be aware of important factors that could cause actual results to differ materially from the forward-looking projections or expectations. These factors include, but are not limited to: cost of gas; gas sales volumes; gas throughput volumes and available sources of natural gas; discounting of transportation rates due to competition; customer growth; abnormal weather conditions in Southern Union’s service areas; impact of relations with labor unions of bargaining-unit employees; the receipt of timely and adequate rate relief and the impact of future rate cases or regulatory rulings; the outcome of pending and future litigation; the speed and degree to which competition is introduced to Southern Union’s natural gas distribution businesses; new legislation and government regulations and proceedings involving or impacting Southern Union; unanticipated environmental liabilities; ability to comply with or to challenge successfully existing or new environmental regulations; changes in business strategy and the success of new business ventures, including the risks that the business acquired and any other business or investment that Southern Union has acquired or may acquire may not be successfully integrated with the business of Southern Union; exposure to customer concentration with a significant portion of revenues realized from a relatively small number of customers and any credit risks associated with the financial position of those customers; factors affecting operations – such as maintenance or repairs, environmental incidents or gas pipeline system constraints; Southern Union’s or any of its subsidiaries’ debt security ratings; the economic climate and growth in the energy industry and service territories and competitive conditions of energy markets in general; inflationary trends; changes in gas or other energy market commodity prices and interest rates; current market conditions causing more customer contracts to be of shorter duration, which may increase revenue volatility; the possibility of war or terrorist attacks; the nature and impact of any extraordinary transactions, such as any acquisition or divestiture of a business unit or any asset.

Contact:
Southern Union Company
Jack Walsh, 800-321-7423
jack.walsh@southernunionco.com

Transaction Summary

•	Acquired Entity:Sid Richardson Energy Services Co./Richardson Energy Marketing
•	Purchase Price:$1.6 billion
•	Accounting treatment:Purchase of 100% of the GP & LP partnership interests
•	Approvals required: - Hart Scott Rodino - Limited lender approval - Other customary closing conditions
•	Estimated closing:1Q 2006

Widespread Asset Base

Sid Richardson Energy Services Co.

Company Overview

•	Leading provider of services to gas producers & suppliers in the Permian basin for over 50 years
•	Led by experienced management team
•	Focus on gathering and processing includes:
–	Field gathering and compression
–	Treating, dehydration, sulfur recovery and other conditioning
–	Gas processing
–	Marketing of natural gas liquids and pipeline quality residue gas
•	Attractive downstream markets include:
–	Residue gas: California, Midcontinent, Texas
–	NGLs: Mount Belvieu

System Map & Asset Detail

Pipelines
Total Miles  4,646
Producer Delivery Points  1,758
Current Throughput (Bbtu/d)1  536
Field Compression HP (Total/Active) 103,600/57,000

Gas Processing Plants
Number of Plants (Total/Active)  5/4
Processing Capacity (MMcf/d) (Total/Active)  470/410 2
Processing Throughput (MMcf/d)1   361
Field Compression HP (Total/Active) 127,520/82,000

Treating Plants
Number of Plants (Total/Active)  8/6
Treating Capacity (MMcf/d)( Total/Active)  765/710
Treating Throughput (MMcf/d)1   468
Compression HP4 (Total/Active)  11,600/6,600

Source: Sid Richardson Energy Services

1 – As of April 2005.
2 – Active plants are expandable to 485 MMcf/d.
3 – Each of the 4 active processing plants also contain treating plants.
4 – Represents compression HP at the Grey Ranch and Mi Vida treating plants.

Long-lived Reserves

Strong Contract Mix

•	Strong contract mix with POP/Fee Based representing over 96% of contracts
–	Fee-based represents no commodity price exposure
–	Percent-of-proceeds results in long gas/long liquids position
–	Minimal exposure to keep-whole contracts (short gas/long liquids position)

Diversified Producer Base

•	Stable and active producer base with only one customer accounting for approximately 10% of total volume
•	Top 12 producers represent 59% of volume

High Quality Asset Base

•	System maintained with long-term focus
•	Company owned modern compression throughout system
•	Operational flexibility enables efficient use of excess processing/treating plant and pipeline capacity in response to market conditions
•	Capital focus is to optimize operations to control future O&M costs

Commitment to Credit Ratings

•	Acquisition will be financed in a manner reflecting SUG’s commitment to its investment grade ratings
•	Consolidated credit metrics will be consistent with investment grade parameters for business risk profile
•	Free cash flow from acquired assets will be used for further debt reduction and provide balance sheet and credit metrics improvement
•	Comprehensive hedging program to be instituted to provide cash flow stability

Financing Plan

•	SUG will temporarily bridge the purchase price until the permanent financing is in place
•	Permanent finance to include:
–	Approximately 60% debt
–	Approximately 40% equity
•	Consolidated capital structure expected to be 50% debt, 50% equity by December 2006

Valuation Parameters

•	Gross margin sensitive to gas price
•	Current asset configuration with today’s 2006 strip pricing generates gross margin in excess of $280 million
•	Annual O&M and G&A expected to be in the range of $55-$60 million
•	Variety of growth projects expected to add $20 to $40 million to gross margin in 2006 and beyond
•	Implied forward multiple TV/Ebitda of approximately 7 x

EPS Impact

•	Acquisition expected to be accretive to 2006 earnings in first full year in excess of 10%
•	Acquired business meaningfully accretive to cash flows; minimal capex requirements
•	SUG will revise earnings expectations as the permanent financing plan is developed
•	SUG has protected a significant portion of 2006 and 2007 cash flows through the use of hedges

Stable Capital Structure